UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2011

LEVEL 3 COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-15658	47-0210602
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1025 Eldorado Blvd.

Broomfield, Colorado 80021

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (720) 888-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

Amendment to the Credit Agreement

On November 10, 2011, Level 3 Financing, Inc. (“Level 3 Financing”), a Delaware corporation and a wholly owned subsidiary of Level 3 Communications, Inc. (the “Company” or “Level 3”), entered into a third amendment agreement (the “Third Amendment Agreement”) to the Existing Credit Agreement (as defined below) to increase by $550 million the aggregate borrowings under the Existing Credit Agreement through the incurrence of an additional Tranche (the “Tranche B III Term Loans”).  The Tranche B III Term Loans mature on September 1, 2018 and have an interest rate of, in the case of any Alternate Base Rate Loan (as defined in the Restated Credit Agreement (as defined below)) equal to (i) the greater of (a) the Prime Rate (as defined in the Restated Credit Agreement) in effect on such day and (b) the Federal Funds Effective Rate (as defined in the Restated Credit Agreement) in effect on such day plus ½ of 1% plus (ii) 325 basis points.  Any Tranche B III Term Loan that is a Eurodollar Loan (as defined in the Restated Credit Agreement) bears an interest rate equal to London Interbank Offered Rate (LIBOR) plus 425 basis points, with the LIBOR rate set at a minimum of 1.50%.

The Company, as guarantor, Level 3 Financing, as borrower, Merrill Lynch Capital Corporation, as Administrative Agent and Collateral Agent, and certain other agents and certain lenders are party to that certain Credit Agreement, dated as of March 13, 2007, as amended and restated by that certain Amendment Agreement, dated as of April 16, 2009, as amended by that certain First Amendment, dated as of May 15, 2009, as amended and restated by that certain Second Amendment Agreement, dated as of October 4, 2011 (the “Existing Credit Agreement”), pursuant to which the lenders have extended to Level 3 Financing Tranche B Term Loans in the aggregate principal amount of $280 million (the “Tranche B Term Loans”), $650 million of Tranche B II Term Loans (as defined in the Existing Credit Agreement) and a $1.4 billion Tranche A Term Loan (as defined in the Existing Credit Agreement).  The Existing Credit Agreement, as further amended and restated by the Third Amendment Agreement is referred to as the “Restated Credit Agreement”.

A portion of the net proceeds of the Tranche B III Term Loans were used to pre-pay in full the Tranche B Term Loans, and the remainder will be used to redeem, on December 10, 2011, the $274 million aggregate principal amount of the Company’s 3.5% Convertible Senior Notes due 2012.  As a result of the incurrence of the Tranche B III Term Loans and the pre-payment of the Tranche B Term Loans, the total aggregate principal amount of the loans under the Restated Credit Agreement is $2.6 billion.

Level 3 Financing’s obligations under the Tranche B III Term Loans are, subject to certain exceptions, secured by certain of the assets of (i) the Company and (ii) certain of the Company’s material domestic subsidiaries which are engaged in the telecommunications business and which were able to grant a lien on their assets without regulatory approval. The Company and certain of its subsidiaries have also guaranteed the obligations of Level 3 Financing under the Tranche B III Term Loans.  Upon obtaining regulatory approvals, Level 3 Communications, LLC, an indirect, wholly owned subsidiary of the Company (“Level 3 LLC”) and its material domestic subsidiaries will guarantee and, subject to certain exceptions, pledge certain of their assets to secure the obligations under the Tranche B III Term Loans.

No changes have been made to any of the restrictive covenants or events of default contained in the Existing Credit Agreement.

The foregoing description of the Third Amendment Agreement does not purport to be complete and is qualified in its entirety by reference to the Third Amendment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In addition to the Third Amendment Agreement, in connection with incurrence of the Tranche B III Term Loans, Level 3 Financing and Level 3 LLC entered into the Amended and Restated Loan Proceeds Note, filed as Exhibit 10.2 to this Current Report on Form 8-K.

Item 2.03.  Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 8.01.  Other Events.

On November 10, 2011, the Company issued a press release announcing, among other things, the incurrence of the Tranche B III Term Loans. A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits. The following exhibits are filed herewith:

Exhibit
Number	Description

10.1

Third Amendment Agreement to Amended and Restated Credit Agreement, dated as of November 10, 2011, among Level 3 Communications, Inc., Level 3 Financing, Inc., the Lenders party thereto and Merrill Lynch Capital Corporation

10.2	Amended and Restated Loan Proceeds Note, dated November 10, 2011, issued by Level 3 Communications, LLC to Level 3 Financing, Inc.

99.1	Press Release, dated November 10, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVEL 3 COMMUNICATIONS, INC.

Dated: November 17, 2011	By:	/s/ Neil J. Eckstein
	Name:	Neil J. Eckstein
	Title:	Senior Vice President, Assistant General Counsel and Assistant Secretary